Exhibit 99.1
[HEALTHSPRING LOGO]

Company Contact:	J. Gentry Barden, Esq. Senior Vice President & General Counsel HealthSpring, Inc. (615) 401-4531
HEALTHSPRING, INC. ANNOUNCES PROPOSED PUBLIC OFFERING
BY CERTAIN SELLING STOCKHOLDERS
NASHVILLE, Tenn. (September 14, 2006) — HealthSpring, Inc. (NYSE:HS) today announced that it has filed a registration statement with the Securities and Exchange Commission covering the public offering by certain selling stockholders of up to 9,000,000 shares of common stock. The selling stockholders include funds affiliated with GTCR Golder Rauner, LLC, who will also grant the underwriters of the proposed offering a 30-day option to purchase up to an additional 1,350,000 shares. The Company will not receive any of the proceeds from the sale of shares in the proposed offering.
Goldman, Sachs & Co., Citigroup Corporate and Investment Banking, and UBS Investment Bank are serving as joint book-running managers for the underwritten offering, and Lehman Brothers, Banc of America Securities, LLC, CIBC World Markets, Raymond James & Associates, and Avondale Partners are co-managers for the offering.
A written prospectus, when available, may be obtained by contacting Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attn: Prospectus Dept. (fax: 212.902.9316) or by e-mail to: prospectusny@ny.email.gs.com; from Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718.765.6732); or from UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, NY 10171, or by phone at 888.827.7275.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
About HealthSpring, Inc.
HealthSpring, Inc. is one of the largest managed care organizations in the United States whose primary focus is the Medicare Advantage market. The Company currently owns and operates Medicare Advantage and stand-alone Medicare prescription drug plans in Tennessee, Texas, Alabama, Illinois, and Mississippi. In addition, the Company uses its infrastructure and provider networks in Tennessee and Alabama to offer commercial health plans to employer groups.
Statements contained in this press release that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements, including statements regarding the completion of the proposed public offering and any of the terms thereof, are uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by the Company. Additional information regarding these and other risks are contained in the Company’s registration statement relating to the offering.
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44 Vantage Way • Suite 300 • Nashville, TN 37228 • (615) 291-7000